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February 18, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Exhibit to Item 77K
Changes in Registrant's Certifying Accountant

Ladies and Gentlemen:

We were previously principal accountants for Compass EMP Funds Trust and, under the date of August 31, 2015, we reported on the statements of assets and liabilities, including the schedules of investments of Compass EMP Funds Trust as of June 30, 2015, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. On August 19, 2015 we resigned. We have read the statements made by Compass EMP Funds Trust, which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated February 24, 2016, and we agree with such statements.

Very truly yours,

/s/ BBD, LLP
BBD, LLP

                                    BBD, LLP
                          Certified Public Accountants
                   ACCOUNTING | AUDIT | TAX | BUSINESS ADVISORY
   1835 Market Street, 26th Floor | Philadelphia, PA 19103 | T: 215/567-7770 |
                         F: 215/567 - 6081 | bbdcpa.com